Exhibit 99.1

Glori Energy Reports Second Quarter 2016 Operating and Financial Results

HOUSTON, Aug. 11, 2016 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today reported financial and operating results for the three and six months ended June 30, 2016.

  Net loss for the quarter of $3.2 million, or a loss of $0.10 per common share, which includes the impact of a $1.2 million unrealized loss on commodity derivatives, versus net loss of $4.9 million, or a loss of $0.15 per common share in the 2015 quarter, which included the impact of a $1.6 million unrealized loss on commodity derivatives.
  Adjusted net loss for the quarter of $2.1 million, or a loss of $0.07 per common share, a 30% improvement versus an adjusted net loss of $3.3 million, or a loss of $0.10 per common share in the 2015 quarter.
  Adjusted EBITDA improved to a negative $838,000 in the quarter compared to a negative $1.5 million in the second quarter of 2015.

Financial Results

Total revenues for the second quarter were $1.2 million, down from $2.6 million in the prior-year period due to the significant decline in oil prices, lower production and reduced services project activity.

Oil and Gas Segment revenues decreased to $1.2 million from $2.1 million in the second quarter of 2015, reflecting a 25% decrease in average oil prices received and a 26% decrease in oil and gas volumes produced in the second quarter of 2016. The decrease in production is primarily due to shutting in certain uneconomic wells in the current low oil price environment in the Coke field in March to reduce lease operating expenses.

AERO Services Segment revenues were $72,000, down from $496,000 in the second quarter of 2015 as a result of the continued decreased level of E&P industry spending on new projects due to the sharp drop in oil prices.

Reported net loss was $3.2 million, or a loss of $0.10 per common share, which includes the impact of a $1.2 million unrealized loss on commodity derivatives. This compares to a reported second quarter 2015 net loss of $4.9 million, or a loss of $0.15 per common share, which included the impact of a $1.6 million unrealized loss on commodity derivatives. Excluding the impact of the unrealized commodity derivatives, adjusted net loss for the second quarter 2016 was $2.1 million, or a loss of $0.07 per common share, a 30% improvement over an adjusted net loss in the second quarter of 2015 of $3.3 million, or a loss of $0.10 per common share. The reduced net loss was primarily driven by a 41% decline in operating expenses between the periods. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the second quarter was a negative $838,000, compared to a negative $1.5 million for the second quarter of 2015. (See the accompanying reconciliation of net loss to adjusted EBITDA.)

Kevin Guilbeau, Executive Co-Chairman and Interim Chief Executive Officer of Glori Energy, said, "The improvement in our second quarter financial results reflects our recent efforts to reduce operating expenses and ensure our Coke field generates positive cash flow. In March, we shut in wells that are not profitable in this low oil price environment and cut overall field expenses. These actions reduced our second quarter oil and gas operating costs by more than 50% compared to a year ago. Although production decreased by 26% during the period due to the shut-in wells, this effort improved field profitability and established a more reliable production baseline from which to monitor the impact of our Phase II AERO deployment. While typical field production normally shows a natural production decline, thus far we are seeing a stable production rate from the Coke field. Our plan is to continue monitoring the field production to better determine the impact of the three AERO injector wells that have been installed to date.

"Our current focus is on acquiring an identified abandoned field that has significant remaining oil reserves in order to implement a waterflood operation and deploy AERO. We refer to the acquisition of abandoned fields as our Phoenix Initiative. Since these fields are no longer producing, we are able to obtain them through low-cost leasing as opposed to the more expensive process of acquiring producing properties. We have assembled an impressive database of fields that have excellent reservoir qualities and substantial oil remaining in place and have begun methodically leasing acreage at our most attractive target.

"Of course, while oil prices remain low and our liquidity is tight, we will continue to carefully manage our cash and expenses. We are in active discussions with potential investors for both a corporate capital raise and project-level financing for our targeted Phoenix project. We know that in order to execute our operating plan we will need to raise capital and improve our liquidity.

"In May we submitted Part II of our application to the U.S. Department of Energy's Loan Programs Office for a loan guarantee of up to $150 million. We expect to learn if our Part II application is approved and accepted for underwriting in the next 30 to 60 days, and if it is accepted, underwriting due diligence could potentially be completed by the end of the year. We cannot predict the ultimate outcome of our application or whether a letter of invitation to underwriting will be issued to Glori for a project. If the loan guarantee is not approved, or if we determine the final terms are not advantageous to the company, we intend to pursue alternative financing to acquire and redevelop certain identified abandoned fields that fit our criteria. Given the quality of our Phoenix project, we believe such alternative financing is available," concluded Mr. Guilbeau.

Oil and Gas Segment

Revenues from oil, condensate and natural gas decreased to $1.2 million in the second quarter of 2016 from $2.1 million in the prior-year period. Average daily production was 319 net barrels of oil equivalent per day ("BOE/D"), of which 94% was from oil and condensate. Average realized oil price was $42.64 per barrel. After the effect of oil swap settlements, oil price per barrel was approximately $69.18. Total production in the second quarter of 2016 was approximately 29,003 BOE, a decrease of approximately 20% from first quarter 2016 production primarily due to implementation of the cost reduction plan at the Coke field. Second quarter 2015 production was 441 net BOE/D with an average realized oil price of $57.06. Including the effect of oil swap settlements, average realized price was $73.99 in the second quarter of 2015.

Oil and gas expenses in the second quarter of 2016 were $1.2 million, a decrease of 50% compared to $2.5 million in the second quarter of 2015. Overhead expenses decreased $361,000, or 53%, due to decreases in third party consulting fees and a reduction in salaries and benefits. Lease operating expenses ("LOE") decreased by a net $896,000 primarily due to a $925,000 decrease in Coke Field expenses resulting from cost reduction efforts. LOE also decreased by $59,000 due to the sale of the Etzold Field in July 2015. These decreases in LOE were partially offset by the addition of $88,000 in expenses for the Bonnie View Field, which was purchased in June 2015. The overall decrease in oil and gas operating expenses also included a decrease of $45,000 in severance taxes due to sustained lower oil prices and revenues.

For the second quarter of 2016, we had price swap derivatives in place covering approximately 72% of our oil and condensate production, and we continue to maintain swaps covering a portion of estimated future production for 2016. Our commodity swaps resulted in a net loss of $437,000 in the second quarter 2016 compared to a net loss on commodity derivatives of $980,000 in the 2015 period. In the second quarter of 2016, the commodity derivative loss consisted of a $1.2 million unrealized loss on the change in fair value of future settlements due to an increase in NYMEX oil futures prices from the beginning to the end of the quarter, which was partially offset by a $724,000 realized gain on price swap settlements. In the 2015 period, the commodity derivative loss consisted of a $1.6 million unrealized loss on the change in fair value of future settlements, which was partially offset by a $625,000 realized gain on price swap settlements.

Glori has oil derivative contracts for 6,550 barrels per month at $82.46 per barrel through December 31, 2016 and costless collars for the first six months of 2017 with a floor of $42.50 per barrel and a ceiling of $55.60 per barrel for 100 barrels of oil per day.

AERO Services Segment

Revenues from the AERO Services Segment in the second quarter 2016 decreased to $72,000 from $496,000 in the prior year's second quarter. The decrease was due to a decline in the number of new projects resulting from the significant decrease in spending by our exploration and production customers and prospects.

AERO Services operating expenses decreased 60% to $213,000 in the second quarter of 2016 compared to $534,000 in the same period in 2015, primarily due to the lower number of projects and a reduction in compensation expense.

Other Expenses

During the second quarter, science and technology expenses decreased 51% to $309,000 from $629,000 a year ago, primarily due to a decrease in lab supplies and materials purchased in support of client AERO projects and a decrease in salary and benefits expense due to cost reduction efforts.

Selling, general and administrative ("SG&A") expense decreased 9% to $1.4 million in the second quarter of 2016, compared to $1.5 million in the prior-year period, primarily due to a decrease of $211,000 from cost cutting measures in salaries, benefits, travel and certain other back office expenses, including a reduction in fees paid to the Board of Directors. Excluding the impact of severance compensation liability recognized during the quarter, second quarter 2016 SG&A would have decreased 30% to $1.1 million. The decrease in SG&A expense was partially offset by increases in consulting and other third-party professional fees.

Depreciation, depletion and amortization decreased to $496,000 from $1.0 million in the second quarter of 2015 due to the December 2015 asset value impairment of the Coke Field as a result of the oil price decline and lower production volumes in the second quarter of 2016.

Interest expense decreased to $392,000, compared with $530,000 in the second quarter of 2015, as a result of the reduction of debt.

Liquidity

At June 30, 2016, Glori had a working capital deficit of $6.4 million, down from working capital of $9.5 million at December 31, 2015. The working capital deficit resulted from the classification of the $10.2 million term loan as a current liability since it matures in March 2017.

Cash decreased from $8.4 million at December 31, 2015 to $3.1 million at June 30, 2016 due to net cash used in operating activities of $3.3 million, capital expenditures of $1.4 million and cash used in financing activities of $584,000, principally the repayment of debt. A majority of the capital expenditures were associated with implementing Phase II of our AERO System technology at the Coke Field.

Subject to obtaining financing, Glori's goal is to acquire and redevelop previously abandoned oil fields and capture significant economic quantities of oil which have been left behind by the industry.

As a result of the decreased oil prices and market conditions, the Company is not currently generating positive cash flow from operations. Over the next six to nine months, Glori will need to raise additional capital to fund operations and to repay or refinance the $10.2 million outstanding loan owed by Glori Energy Production, which matures in March 2017.

The significant risks, uncertainties, significant working capital deficit, historical operating losses and resulting cash used in operations raise substantial doubt about the Company's ability to continue as a going concern. For more information, see "Note 3 - Liquidity Considerations and Ability to Continue as a Going Concern" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

As previously reported, we have been informed by the NASDAQ Stock Market that we are out of compliance with the minimum requirement of a $1.00 per share stock price and have until October 17, 2016 to regain compliance. As of June 30, 2016 we are also not in compliance with the minimum stockholders' equity requirement of $2.5 million due to our operating net losses, including the impairment of our oil and gas properties incurred in 2014 and 2015 as a result of the decrease in oil prices. The Company will need to raise equity in the near term in amounts sufficient to satisfy the $2.5 million stockholders' equity requirement. Additionally, in order to meet the minimum $1.00 bid price per share requirement, Glori would most likely have to implement a reverse stock split, which requires the approval of shareholders at a shareholders meeting. In light of the Company's non-compliance with these continuing listing requirements, Glori may elect to voluntarily delist from the NASDAQ. We are currently evaluating our alternatives. If the Company's common stock is delisted, it would likely trade in the over-the-counter market, which carries lower administrative costs versus a NASDAQ listing. Glori's listing does not affect the Company's business operations or its SEC reporting requirements and does not create a default under any material agreements. In the event of termination of its NASDAQ listing, the Company may determine to re-apply to re-establish its NASDAQ listing at such later date as the Company is able to meet the initial listing requirements.

Conference Call

Glori has scheduled a conference call for 2:00 p.m. ET (1:00 p.m. CT) today to discuss second quarter 2016 financial and operating results. To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call. Please dial in at least 10 minutes prior to the scheduled start time. A telephonic replay will be available approximately three hours after the call through August 18. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) and using the conference ID 13642021#.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "predicts," "potential," "target," "goal," "plans," "objective," "should," "could," "will," or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the potential delisting of our common stock from NASDAQ; Glori's ability to repay or refinance its $10.2 million term loan in March 2017; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; Glori's ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori's ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A "Risk Factors" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the 2016 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2016. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
	(Unaudited)		(Unaudited)
Revenues:
Oil and gas revenues	$ 2,136	$ 1,163	$ 4,136	$ 2,187
Service revenues	496	72	1,063	246
Total revenues	2,632	1,235	5,199	2,433

Operating expenses:
Oil and gas operations	2,500	1,240	4,892	3,131
Service operations	534	213	1,055	486
Science and technology	629	309	1,103	643
Selling, general and administrative	1,534	1,403	3,252	2,821
Depreciation, depletion and amortization	1,039	496	2,107	1,002
Total operating expenses	6,236	3,661	12,409	8,083

Loss from operations	(3,604)	(2,426)	(7,210)	(5,650)

Other income (expense):
Interest expense	(530)	(392)	(1,245)	(735)
(Loss) gain on commodity derivatives	(980)	(437)	389	(282)
Other income (expense)	10	2	(5)	13
Total other expense, net	(1,500)	(827)	(861)	(1,004)

Net loss before taxes on income	(5,104)	(3,253)	(8,071)	(6,654)

Income tax benefit	(188)	(6)	(171)	(6)

Net loss	$ (4,916)	$(3,247)	$ (7,900)	$(6,648)

Net loss per common share, basic and diluted	$ (0.15)	$ (0.10)	$ (0.25)	$ (0.21)

Weighted average common shares outstanding, basic and diluted	31,803	32,050	31,684	32,026

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	June 30, 2016
ASSETS		(Unaudited)
Current assets:
Cash and cash equivalents	$ 8,380	$ 3,144
Accounts receivable	1,456	792
Commodity derivatives	3,411	1,243
Prepaid expenses and other current assets	314	297
Total current assets	13,561	5,476

Property and equipment:
Proved oil and gas properties - successful efforts	48,454	49,772
Other property and equipment	6,439	6,522
	54,893	56,294

Less: accumulated depreciation, depletion and amortization	(47,578)	(48,497)
Total property and equipment, net	7,315	7,797

Deferred charges	-	228
Deferred tax asset	1,161	-
Total assets	$ 22,037	$ 13,501

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,430	$ 644
Accrued expenses	1,180	1,214
Current portion of long-term debt shown net of unamortized deferred loan costs of $191 and $156 as of December 31, 2015 and June 30, 2016, respectively	289	10,067
Current deferred tax liability	1,161	-
Total current liabilities	4,060	11,925

Long-term liabilities:
Long-term debt, less current portion shown net of unamortized deferred loan costs of $36 as of December 31, 2015	10,009	37
Asset retirement obligation	1,457	1,403
Total long-term liabilities	11,466	1,440
Total liabilities	15,526	13,365

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2015 and June 30, 2016	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,861,357 and 32,115,998 shares issued and outstanding as of December 31, 2015 and June 30, 2016, respectively	3	3
Additional paid-in capital	106,934	107,207
Accumulated deficit	(100,426)	(107,074)
Total stockholders' equity	6,511	136
Total liabilities and stockholders' equity	$ 22,037	$ 13,501

Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30
	2015	2016
	(Unaudited)
Cash flows from operating activities:
Net loss	$ (7,900)	$(6,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	2,107	1,002
Stock-based compensation	838	273
Bad debt expense	36	66
Amortization of deferred loan costs	194	110
Accretion of end-of-term charge	40	-
Unrealized loss on change in fair value of commodity derivatives	1,382	2,168
Non-cash increase in debt (paid-in-kind interest)	-	52
Accretion of discount on long-term debt	28	-
Changes in operating assets and liabilities:
Accounts receivable	186	598
Prepaid expenses and other current assets	(101)	17
Accounts payable	(1,437)	(786)
Deferred revenues	(620)	-
Accrued expenses	(587)	(116)
Net cash used in operating activities	(5,834)	(3,264)

Cash flows from investing activities:
Purchase of and additions to proved oil and gas property	(4,403)	(1,305)
Purchase of other property and equipment	(312)	(83)
Net cash used in investing activities	(4,715)	(1,388)

Cash flows from financing activities:
Proceeds from the exercise of stock options	130	-
Payments on long-term debt	(2,216)	(316)
Payments for deferred charges and deferred loan costs	(40)	(268)
Net cash used in financing activities	(2,126)	(584)

Net decrease in cash and cash equivalents	(12,675)	(5,236)

Cash and cash equivalents, beginning of period	29,751	8,380

Cash and cash equivalents, end of period	$ 17,076	$ 3,144

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2015	2016	2015	2016

Net loss	$ (4,916)	$ (3,247)	$ (7,900)	$ (6,648)
Unrealized loss on commodity derivatives	1,605	1,161	1,382	2,168
Adjusted net loss	$ (3,311)	$ (2,086)	$ (6,518)	$ (4,480)

Adjusted net loss per share	$ (0.10)	$ (0.07)	$ (0.21)	$ (0.14)

Weighted average common shares outstanding	31,803	32,050	31,684	32,026

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2015	2016	2015	2016

Net loss	$ (4,916)	$ (3,247)	$ (7,900)	$ (6,648)
Taxes on income	(188)	(6)	(171)	(6)
Interest expense	530	392	1,245	735
Depreciation, depletion and amortization	1,039	496	2,107	1,002
EBITDA	$ (3,535)	$ (2,365)	$ (4,719)	$ (4,917)

Severance liability	-	326	-	326
Unrealized loss on commodity derivatives	1,605	1,161	1,382	2,168
Stock-based compensation	406	40	838	273
Adjusted EBITDA	$ (1,524)	$ (838)	$ (2,499)	$ (2,150)